HARRIS
                                                      BEACH &
                                                      WILCOX

                                                      A LIMITED LIABILITY
                                                      PARTNERSHIP

                                                      ATTORNEYS AT LAW

                                                      THE GRANITE BUILDING
                                                      130 EAST MAIN STREET
                                                      ROCHESTER, N.Y.
                                                      14604-1687
                                                      (716) 232-4440

October 4, 2000
                                                   ---------------------------



Pro-Fac Cooperative, Inc.
90 Linden Oaks
Rochester, New York 14625

         Re:      Registration Statement on Form S-2

Ladies and Gentlemen:

         This opinion is delivered to you in our capacity as counsel to Pro-Fac Cooperative, Inc. (the "Company" or "Pro-Fac") in connection with the Company's Registration Statement on Form S-2 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, including the prospectus forming a part thereof (the "Prospectus") and any subsequent pre-effective amendments, post-effective amendments, prospectus supplements or exhibits thereto, relating to the public offering of shares of Class A common stock, retains and shares of Class A cumulative preferred stock, liquidation preference $25. This opinion relates to the federal income tax consequences that are likely to be material to a holder of Pro-Fac's common stock.

         We have reviewed the Registration Statement and the documents incorporated by reference therein (the "Incorporated Documents") that describe the Company and its investments and activities. We have relied upon the representations of an officer of the Company regarding the manner in which the Company and its affiliates have been and will be owned and operated. We have neither independently investigated nor verified such representations, and this opinion is expressly conditioned upon the accuracy of such representations. We assume that the Company has been and will be operated in accordance with applicable laws and the terms and conditions of applicable documents and that the descriptions of the Company and its actual and proposed activities, operations and governance set forth in the Incorporated Documents continue to be true, correct and complete.

         In rendering the following opinion, we have examined the Company's Restated Certificate of Incorporation and the By-Laws of the Company and such other records, certificates and documents, each as amended, as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

                                                                       HARRIS
                                                                       BEACH &
                                                                       WILCOX

October 4, 2000
Page 3



         In rendering the opinion set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all records made available to us and (vii) the factual accuracy of all representations, warranties and other statements made by all parties. We also have assumed, without investigation, that all documents, certificates, representations, warranties and covenants on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter and that all representations made to the "best knowledge" of any person(s), or subject to similar qualification, are true and complete as if made without such qualification. Notwithstanding the foregoing, nothing has come to our attention that would cause us to question the accuracy or completeness of the foregoing assumptions.

         The opinion set forth below is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the income tax regulations and procedures and administration regulations promulgated thereunder and existing published administrative and judicial interpretations thereof, all as they exist at the date of this letter. All of the foregoing statutes, regulations and interpretations are subject to change, in some circumstances with retroactive effect; any changes to the foregoing authorities might result in modifications of our opinion contained herein.

         Based upon and subject to the foregoing, we are of the opinion that the statements in the Prospectus set forth under the caption "Tax Matters" concerning our opinions as to the federal income tax consequences that are likely to be material to a holder of the Company's Class A common stock, accurately reflect our opinions on the issues discussed and, to the extent such discussion refers to the opinion of this firm, we adopt and incorporate all such opinions, subject to the assumptions and limitations set forth herein.

         This opinion is rendered with respect to the federal law of the United States and does not address the laws of any other jurisdiction. We express no opinion other than that expressly set forth herein. Our opinion is not binding on the Internal Revenue Service (the "IRS"), and the IRS may disagree with the opinion contained herein. Except as specifically discussed above, the opinion expressed herein is based upon federal law as it currently exists. Consequently, future changes in the law may cause the federal income tax treatment of the transactions described herein to be materially and adversely different from that described above.

         We consent to being named as counsel to the Company in the Prospectus, to the references in the Prospectus to our firm and to the inclusion of a copy of this opinion letter as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     Harris Beach LLP

                                                     /s/ HARRIS BEACH LLP